UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Better Home & Finance Holding Company

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2026 Annual Meeting of Stockholders
and Proxy Statement

Dear Fellow Stockholders,

On behalf of the Board of Directors of Better Home & Finance Holding Company, I am pleased to invite you to attend the 2026 annual meeting of stockholders of Better Home & Finance Holding Company (the "2026 Annual Meeting"), to be held on Wednesday, June 10, 2026, at 12:00 p.m. Eastern Time. The 2026 Annual Meeting will be a virtual meeting conducted exclusively online via the Internet at www.virtualshareholdermeeting.com/BETR2026.

The Notice of 2026 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the 2026 Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the 2026 Annual Meeting are more fully described in the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you plan to attend and participate in the 2026 Annual Meeting, please be sure to vote.

On behalf of the Board of Directors and the management team, thank you for your ongoing support of and continued interest in Better Home & Finance Holding Company.

Sincerely,
Harit Talwar
Chairman of the Board of Directors
April 30, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting to be held June 10, 2026

Notice of 2026 Annual Meeting of Stockholders

The board of directors (the "Board") of Better Home & Finance Holding Company ("we", "us", "our", "Better", "Better Home & Finance" or the "Company") is soliciting proxies to be used at the Company’s 2026 annual meeting of stockholders (the "2026 Annual Meeting") to be held on the following date, at the following time and to be conducted in a virtual meeting format exclusively online, and with the following record date:

Time and Date:	Wednesday, June 10, 2026, at 12:00 p.m. Eastern time

Internet Link:	www.virtualshareholdermeeting.com/BETR2026

Record Date:	April 15, 2026

Stockholders will be able to examine a list of stockholders entitled to vote at the 2026 Annual Meeting on the virtual meeting website during the meeting, or at our offices at 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007 during ordinary business hours for a period of 10 days prior to the 2026 Annual Meeting for any purpose germane to the meeting. The following proposals will be voted on during the 2026 Annual Meeting:
Proposals
1	Election of the eight nominees identified in the accompanying Proxy Statement to serve as directors until the next annual meeting of stockholders
2	Ratification of the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026
3	Transaction of any other business that may properly be brought before the 2026 Annual Meeting

The Board of Directors recommends that stockholders vote FOR the election of each of the director nominees and FOR Proposal 2

Who Can Vote
Only holders of record of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with our Class A Common Stock, the “Common Stock”), at the close of business on April 15, 2026, will be entitled to vote at the 2026 Annual Meeting. You may vote with respect to the matters described in the Proxy Statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or through the procedures described in the Proxy Statement.

Date of Mailing
The Proxy Statement and accompanying materials will be released on or about April 30, 2026, and we expect to first send the proxy materials on or about, April 30, 2026, to our stockholders of the record date.
Paula Tuffin
General Counsel, Chief Compliance Officer and Secretary
New York, New York
April 30, 2026

Our Company	2	Summary Compensation Table	19
About Better Home & Finance	2	Narrative to Summary Compensation Table	19
Background	2	Compensation Philosophy	19
Proposal 1 - Election of Directors	3	Outstanding Equity Awards at Fiscal Year-End	22
Director Nominees	3	Executive Compensation Arrangements	23
Vote Required	4	Ownership of Our Common Stock	26
Corporate Governance	5	Delinquent Section 16(a) Reports	29
Board Composition	5	Certain Relationships and Related Party Transactions	30
Director Independence	5	Stockholders Agreements of Better Related to the Business Combination	30
Director Candidates	5	Loan Termination Agreement	31
Board Evaluation Process	6	Consulting Arrangements	31
Attendance by Members of the Board of Directors at Meetings	6	Director and Officer Indemnification	31
Roles and Responsibilities of the Board and Committees	7	Other Related Party Transactions	32
Risk Oversight	9	Statement of Policy Regarding Transactions with Related Parties	32
Corporate Governance Guidelines	10	Proxy Procedures and Information About the Annual Meeting	34
Our Board Leadership	10	Stockholders Entitled to Vote at the Annual Meeting	34
Limitations on Liability and Indemnification	11	Voting Procedures	34
Compensation Committee Interlocks and Insider Participation	11	Votes Required to Approve Each Proposal	35
Insider Trading Policy and Policy on Hedging of Company Stock	11	Quorum	35
Code of Business Conduct and Ethics	11	Revocation of Proxies	35
Director Compensation	12	Availability of Annual Report on Form 10-K	36
Chairman Agreement with Harit Talwar	13	Solicitation of Proxies	36
Equity Compensation	13	Other Business	36
2025 Director Compensation Table	14	Stockholder Communications with the Board	36
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm	15	Director Nominations	36
Independent Registered Public Accounting Firm Fees and Other Matters	17	Proposals for 2027 Annual Meeting of Stockholders	37
Audit Committee Report	18	Multiple Stockholders Sharing the Same Address	38
Executive Compensation	19
Named Executive Officers	19

PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Better Home & Finance Holding Company of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, June 10, 2026 (the “2026 Annual Meeting”), at 12:00 p.m., Eastern Time, and at any continuation, postponement, or adjournment thereof. The 2026 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the 2026 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BETR2026 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Holders of record of shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and our Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with our Class A Common Stock, the “Common Stock”), as of the close of business on April 15, 2026 (the “Record Date”), will be entitled to notice of and to vote at the 2026 Annual Meeting and any  continuation, postponement, or adjournment of the Annual Meeting. As of the Record Date, there were 13,083,708 shares of Class A Common Stock and 4,347,549 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to three votes on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2025 (the “2025 Annual Report”) will be released on or about April 30, 2026 to our stockholders as of the Record Date.

In this proxy statement, “Better,” “Better Home & Finance,” “the Company,” “we,” “our” or “us” refer to Better Home & Finance Holding Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 10, 2026

This proxy statement and our 2025 Annual Report are available at www.proxyvote.com.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement.
You are viewing or have received these proxy materials because the Board is soliciting your proxy to vote your shares at the 2026 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials.
As permitted by SEC rules, Better is making this proxy statement and its 2025 Annual Report available to its stockholders electronically via the Internet. On or about April 30, 2026, we intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2025 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2025 Annual Report. The Internet Notice also instructs you on how you may submit your vote. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Our Company

About Better
Better is an AI-native home finance company on a mission to make homeownership cheaper, faster, and more accessible for all Americans. Our services offer consumers a seamless experience that eliminates friction and complexity across every stage of homeownership including purchase, refinance, home equity, and sale.

Founded in 2015, we built our business with an AI-first mindset that remains at the core of everything we do. Our proprietary platform, Tinman®, is trained on $110B in origination volume and grew its share of volume by 38% from 2024 to 2025. The platform automates the most time-consuming parts of the mortgage process and enables faster decisions, closing 12 days faster than the industry average, to create a better experience for consumers navigating the biggest financial decision of their life.

The home is among the world’s largest and most tangible asset classes, valued at nearly $290 trillion globally. While other industries have undergone end-to-end digital transformations, the homeownership journey remains mired in legacy inefficiencies. High transaction costs, regulatory complexity, and a sprawling intermediary stack come at the expense of consumers and limit digital adoption across the industry. We believe the homeownership experience is broken, and we're fixing it.

Designed to scale across products, channels, and market conditions, Tinman is not just the engine behind Better; it is how we are modernizing the broader mortgage industry. Through Tinman, we partner with lenders, banks, and financial institutions to bring AI-driven efficiency and savings to their own customers, helping transform an industry long overdue for change.

Background
On August 22, 2023, we completed a business combination (the “Business Combination”) with Aurora Acquisition Corp. (“Aurora”). Unless otherwise indicated, references to “Better,” “Better Home & Finance,” the “Company,” “we,” “us,” “our” and other similar terms refer to (i) Better and its consolidated subsidiaries prior to the Business Combination (“Pre-Business Combination Better”) and (ii) Better Home & Finance Holding Company and its consolidated subsidiaries following the closing of our Business Combination (the “Closing”).

2	Better Home & Finance Holding Company 2026 Proxy Statement

Proposal 1 - Election of Directors

Director Nominees
Upon the recommendation of the Compensation, Corporate Governance and Nominations Committee, our Board has nominated the eight nominees identified below for election at the 2026 Annual Meeting. All of the nominees have been previously elected by stockholders, except David Barse, Hugh R. Frater and Bhaskar Menon. If elected, the nominees for election as directors will serve until the next annual meeting and until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented thereby for the election of directors of the persons whose names and biographies appear below. Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at the 2026 Annual Meeting, if this occurs, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size.

The nominees for election to the Board, all of whom are current directors, are as follows:

Name	Age
Harit Talwar	65
Vishal Garg	48
David Barse	63
Michael Farello	61
Hugh R. Frater	70
Arnaud Massenet	60
Bhaskar Menon	65
Prabhu Narasimhan	46

Harit Talwar. Mr. Talwar has served as a member of our Board and our Chairman since August 2023. Mr. Talwar served as Chairman of the board of directors of Pre-Business Combination Better from May 2022 until August 2023. He was most recently at Goldman Sachs, a global investment bank, where he served as Chairman of the Consumer Business from January 2021 through December 2021 and Global Head of the Consumer Business from May 2015 to January 2021, leading the firm’s entry into the consumer space and helping to build Marcus by Goldman Sachs as the division’s head and first employee. Prior to Goldman Sachs, Mr. Talwar was President, U.S. Cards, at Discover Financial Services. Mr. Talwar has served as a member of the boards of directors of Mastercard Inc. (NYSE: MA) since April 2022, KPMG U.S. since January 2024, Apexon, a digital engineering services company, since 2022, and Inveniam, a block chain company digitizing assets in private markets, since 2023. Mr. Talwar holds a B.A. in Economics from Delhi University and an M.B.A. from the Indian Institute of Management, Ahmedabad. Mr. Talwar was selected to serve on our Board and as Chairman of the Board due to his strong background in direct-to-consumer financial businesses and experience building public companies.

Vishal Garg. Mr. Garg has served as a member of our Board and Chief Executive Officer of the Company since August 2023. Mr. Garg founded and served as Chief Executive Officer of Pre-Business Combination Better from its inception in 2015 until August 2023. Since 1999, Mr. Garg has served as the founding partner of 1/0 Capital, an investment holding company focused on creating and investing in businesses within consumer finance, technology and digital marketing (“1/0 Capital”), and which is a significant stockholder of the Company. Before this, Mr. Garg was an entrepreneur in the consumer finance industry. Mr. Garg holds a B.S. in Finance and International Business from New York University. Mr. Garg was selected to serve on the

Board due to, among other things, the perspective and experience he brings as our Chief Executive Officer and co-founder of Pre-Business Combination Better.

David Barse. Mr. Barse has served as a member of the Board since August 2025. Mr. Barse has served as the founder and Chief Investment Officer of DMB Holdings, LLC, a private family office with a diverse investment portfolio, since January 2016. Mr. Barse was the founder and the Chief Executive Officer of XOUT Capital LLC, an index company related to the asset management industry, from January 2019 through February 2022. He served as a director of Covanta Holding Corporation (formerly NYSE: CVA), an owner/operator of energy-from-waste and power generation facilities, from 1996 until its acquisition by a private equity firm in 2022, in addition to serving on several other boards of directors throughout his career. Mr. Barse also served almost 25 years as Chief Executive Officer of Third Avenue Management, a global value investment organization. Mr. Barse has a B.A. with Honors from George Washington University and a J.D. from Brooklyn Law School. Mr. Barse was selected to serve on the Board due to his experience on public and private company boards of directors and investment experience.

Michael Farello. Mr. Farello has served as a member of our Board since August 2023. Mr. Farello served as a member of the board of directors of Pre-Business Combination Better from February 2020 until August 2023. He is also a Managing Partner of L Catterton, a private equity firm, a position he has held since January 2006. Mr. Farello serves as a member of the boards of directors of several private companies. In addition, since July 2015, Mr. Farello has served on the board of directors of Vroom Inc. (Nasdaq: VRM), an e-commerce used vehicle sales platform. Since June 2017, Mr. Farello has also served on the board of directors of ODDITY Tech Ltd. (Nasdaq: ODD), a consumer-technology company. Mr. Farello holds a B.S. in industrial engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Farello was selected to serve on the Board due to his strong background in technology and direct-to-consumer businesses, knowledge of growth strategies, and extensive board and committee experience.

Hugh R. Frater. Mr. Frater has served as a member of our Board since March 2026. Since March 2017, he has served as Principal and Advisor at Shift Capital, a real estate investment and development firm. He has served on the board of directors of Hippo Holdings Inc. (NYSE: HIPO), a home insurance technology company, since April 2018. Mr. Frater served as the Chief Executive Officer and director of the Federal National Mortgage Association (commonly known as “Fannie Mae”), a federally sponsored mortgage securitization company, from October 2018 to April 2022. Mr. Frater previously led Berkadia Commercial Mortgage LLC, a national commercial real estate company providing comprehensive capital solutions and investment sales advisory and research services for multifamily and commercial properties. Earlier in his career, Mr. Frater was a founding partner and managing director of BlackRock, Inc. Mr. Frater holds an MBA from Columbia Business School and a Bachelor’s degree from Dartmouth College. Mr. Frater was selected to serve on the Board due to his experience as an executive and director at several different companies in the real estate and financial sectors.

Arnaud Massenet. Mr. Massenet has served as a member of the Board since August 2023. Mr. Massenet has served as a managing partner of NaMa Capital Advisors LLP (previously Novator Capital), a privately held investment firm (“NaMa Capital”), since October 2020. Mr. Massenet served as Chief Executive Officer of Aurora and as an executive officer of Novator Capital Sponsor Ltd., a Cyprus limited liability company (the "Sponsor"), in each case from inception until August 2023. Mr. Massenet started his career in 1994 in banking at Morgan Stanley & Co. He became the Head of Morgan Stanley’s derivatives group in London, United Kingdom, in 1998. In 2003, Mr. Massenet started Lehman Brothers Inc.’s corporate derivatives group before exiting in 2007 to start South West Capital, a hedge fund focused on real asset investments. Mr. Massenet co-founded Net-a-Porter in 1999, which was ultimately sold to the Richemont Group. Mr. Massenet holds a Bachelor of Arts from the Lincoln International School of Business in Paris, France and an M.B.A. from the University of North Carolina. Mr. Massenet

Better Home & Finance Holding Company 2026 Proxy Statement	3

was selected to serve on the Board due to his experience as a senior executive, his experience in investment, marketing and business development, and his experience serving on the boards of directors of other public and private companies.

Bhaskar Menon. Mr. Menon has served as a member of the Board since August 2025 and as its lead independent director since October 2025. His last role was as the Chief Digital & Transformation Officer of Alorica, Inc., a provider of technology-enabled customer services solutions for large enterprises, from July 2018 until December 2021. He has served on boards of directors of companies across multiple industries. Mr. Menon previously held senior executive positions with Citibank, N.A., Merrill Lynch & Co. Inc., Mphasis Corp. and e4e Inc. Mr. Menon has a B.S. from Fergusson College and an M.B.A. from Symbiosis Institute of Business Management, Pune. Mr. Menon was selected to serve on the Board due to his experience on boards of directors and executive leadership experience.

Prabhu Narasimhan. Mr. Narasimhan has served as a member of our Board since August 2023. He has served as Chief Executive Officer of Brahma AI Ltd., an enterprise AI content platform, since July 2024. Mr. Narasimhan served as a managing partner of NaMa Capital from October 2020 until September 2024. Mr. Narasimhan served as Aurora’s Chief Investment Officer and as an executive officer of the Sponsor, in each case from inception until August 2023. Mr. Narasimhan has over 15 years of experience as a lawyer at three international law firms, two as partner (Mayer Brown, White & Case and Baker & McKenzie). Mr. Narasimhan has served on the board of directors of Prime Focus Limited, a motion picture and video production company, since January 2026. Mr. Narasimhan was selected to serve on our Board due to his due to his extensive legal experience as well as his investment and business development experience. Mr. Narasimhan was selected to serve on the Board due to his due to his extensive legal experience as well as his investment and business development experience.

The Board of Directors Recommends that Stockholders Vote FOR the Election of Each of the Director Nominees.

Vote Required
Director nominees are elected by a “majority” of votes cast. Each director nominee who receives more “FOR” than “AGAINST” votes cast for his election will be elected.

In accordance with our corporate governance guidelines (the "Corporate Governance Guidelines"), each nominee standing for election or re-election as a director must, if the nominee fails to receive a sufficient number of votes contemplated by our bylaws (the "Bylaws"), promptly tender a written offer of resignation to the Board. The Compensation, Corporate Governance and Nominations Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. In the event of a contested director election, a plurality standard will apply.

4	Better Home & Finance Holding Company 2026 Proxy Statement

Corporate Governance

Our business is managed under the direction of our Board. Our Board is committed to sound corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that promote responsible oversight of management.

Board Composition
Our Board currently consists of eight members: Vishal Garg, Harit Talwar, David Barse, Michael Farello, Hugh Frater, Arnaud Massenet, Bhaskar Menon and Prabhu Narasimhan. Our amended and restated certificate of incorporation (the "Certificate of Incorporation") and Bylaws provide that the authorized number of directors may be changed from time to time by resolution of the Board.

Director Independence
Our Corporate Governance Guidelines require that a majority of our Board consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and are otherwise “independent directors” under the Nasdaq Corporate Governance Rules.

Rule 5605 of the Nasdaq Corporate Governance Rules ("Nasdaq Rule 5605") requires that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In accordance with our Corporate Governance Guidelines, the Nasdaq Corporate Governance Rules and the director independence standards adopted by the Board on April 25, 2025, the Board conducted its review of all relationships between the Company and each director and director nominee and has affirmatively determined that, with the exception of Mr. Garg, Mr. Talwar and Mr. Narasimhan, none of them has a material relationship with the Company or any other relationship that would preclude his independence under Nasdaq Rule 5605. In evaluating Mr. Menon’s independence, the Board also considered relationships between Mr. Menon and other directors. Accordingly, the Board has determined that each of our current directors, other than Mr. Garg, Mr. Talwar and Mr. Narasimhan, is an independent director under the Nasdaq Corporate Governance Rules.

Director Candidates
The Compensation, Corporate Governance and Nominations Committee is primarily responsible for identifying qualified director candidates for election to the Board and recommending candidates to fill vacancies on the Board. To facilitate this search process, in identifying director candidates for the Board, the Compensation, Corporate Governance and Nominations Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Compensation, Corporate Governance and Nominations Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Compensation, Corporate Governance and Nominations Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral. Once potential candidates are identified, the Compensation, Corporate Governance and Nominations Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Compensation, Corporate Governance and Nominations Committee as a director. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Compensation, Corporate Governance and Nominations Committee, in recommending candidates for election, and the Board, in nominating (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: business experience, qualifications, attributes and skills, such as relevant industry knowledge, specific experience with technology, accounting, finance, leadership, strategic planning, international markets, independence, judgment, integrity, diversity of backgrounds, the absence of potential conflicts with our interests and such other criteria as may be established by the Board from time to time. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the Company’s business. Each of David Barse, Bhaskar Menon and Hugh Frater was initially recommended to serve on our Board by non-management directors.

Stockholders may recommend individuals for consideration as potential director candidates in accordance with the procedures  described  under  “Director Nominations” below.

Board Evaluation Process
The Compensation, Corporate Governance and Nominations Committee leads the Board in an annual self-evaluation to determine whether it and its committees are functioning effectively. The Compensation, Corporate Governance and Nominations Committee is responsible for oversight of the evaluation process and reports on the process to the Board.

In addition, each committee of the Board conducts annual evaluations of its performance and reports to the Board on such evaluation. The Compensation, Corporate Governance and Nominations Committee reviews the evaluations prepared by each Board committee of such committee's performance and determines whether to propose any changes to the Board.

As part of the self-assessment process, each Board and committee member provides feedback on a range of topics relevant to the performance and effectiveness of the Board and the applicable committee. Below is a summary of the evaluation that process will be utilized in 2026.

Step 1 Board and Committee Evaluations
The Board directed the General Counsel to coordinate the Board’s self-assessment by its members. The General Counsel will prepare a detailed questionnaire designed to obtain feedback on a range of topics.  She will then scheduled 1:1 confidential interviews with each director to review the questionnaire in interviews with each of the directors.

Step 2 Initial Report
The General Counsel will prepare and present a report to Mr. Massenet, who serves as Chair of the Compensation, Corporate Governance and Nominations Committee, that will aggregate and summarize the director responses, on an anonymous basis.

Step 3 Board and Committee Review
The aggregated results will be presented to the Compensation, Corporate Governance and Nominations Committee for its review and discussion, at which time the committee will consider what, if any, actions might be implemented to enhance future performance of the Board as it evaluates the size, structure and composition of the Board, as well as the role, composition and allocation of responsibilities among Board committees.

Attendance by Members of the Board of Directors at Meetings
During fiscal year ended December 31, 2025, the Board held twelve (12) meetings. Each director attended at least 75% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served, during the period in which he served as a director, other than Riaz Valani and Steven Sarracino, who resigned from the Board on March 11, 2025 and August 14, 2025, respectively. Our policy is that all directors should attend the Company’s annual meeting of stockholders. Four of the then-incumbent Board members attended the 2025 Annual Meeting.

6	Better Home & Finance Holding Company 2026 Proxy Statement

Roles and Responsibilities of the Board and Committees
Our Board directs the management of the Company’s business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees as well as special committees that may be established by the Board from time to time.

Currently, the Board has two standing committees: the Audit Committee and the Compensation, Corporate Governance and Nominations Committee.  Prior to November 2025, the Board had three standing committees, and in November 2025, the Board consolidated the functions of its former Compensation Committee and Corporate Governance and Nominations Committee into a single committee, now named the “Compensation, Corporate Governance and Nominations Committee.” The Board believes this structure promotes efficiency, reduces duplicative processes and supports a more coordinated approach to director and executive compensation, corporate governance and director nominations.

The members of each of the Board committees and the committee Chairs are set forth in the following chart.

Name	Audit	Compensation, Corporate Governance and Nominations Committee
David Barse		M
Michael Farello	M	M
Hugh R. Frater	M
Arnaud Massenet	M	C
Bhaskar Menon	C	M

C - Chair	M - Member

Audit Committee
Our Audit Committee’s responsibilities include:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC as well as certifications required under Section 302 of the Sarbanes-Oxley Act of 2022 (the "Sarbanes-Oxley Act");

•	overseeing our internal audit function, financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

Better Home & Finance Holding Company 2026 Proxy Statement	7

•
reviewing, in consultation with the Company's management, independent auditor and internal audit function, the adequacy of the Company's internal control over financial reporting and disclosure processes;

•	reviewing related person transactions;

•	reviewing and assessing the Company's system to monitor compliance with and enforcement of the Code of Conduct and overseeing the MECC (as defined below); and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Audit Committee charter is available at our website investors.better.com. Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Nasdaq Corporate Governance Rules require that our Audit Committee be composed entirely of independent members. Our Board has affirmatively determined that each member of our Audit Committee meets the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 under the Exchange Act and the Nasdaq Corporate Governance Rules. Each member of our Audit Committee also meets the financial literacy requirements of the Nasdaq Corporate Governance Rules. In addition, our Board has determined that Messrs. Menon and Frater each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met eight times in 2025.

Compensation, Corporate Governance and Nominations Committee
Our Compensation, Corporate Governance and Nomination Committee’s responsibilities include:

•	reviewing, and recommending for approval by our Board, the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs and administering equity-based plans;

•	reviewing and making recommendations to our Board relating to management succession planning, including for our Chief Executive Officer;

•	making recommendations to our Board regarding the compensation of our directors;

•	retaining and overseeing any compensation consultants;

•	reviewing our strategies related to human capital management and reviewing and discussing with management our strategies in support of an inclusive and diverse company culture;

•	identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;

•
recommending to our Board the directors to be appointed to each committee of our Board and periodically reviewing and making recommendations to our Board for changes or rotations of committee members, the creation of additional committees, changes in committee charters or the dissolution of committees;

•	periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board;

•	overseeing an annual evaluation of the effectiveness of our Board and its committees; and

8	Better Home & Finance Holding Company 2026 Proxy Statement

•	reviewing and making recommendations to our Board relating to management succession planning, including for our Chief Executive Officer.

Pursuant to the Compensation, Corporate Governance and Nominations Committee’s charter, the Compensation, Corporation Governance and Nominations Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In 2025, the Compensation, Corporation Governance and Nominations Committee engaged the compensation consulting firm F.W. Cook & Co., Inc. (“FW Cook”) to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors, including by providing market data and compensation benchmarking information. FW Cook reports directly to the Compensation, Corporation Governance and Nominations Committee. The Compensation, Corporation Governance and Nominations Committee has considered the adviser independence factors required under SEC and Nasdaq rules as they relate to FW Cook and has determined that FW Cook’s work does not raise a conflict of interest.

The Compensation, Corporate Governance and Nominations Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation, Corporate Governance and Nominations Committee may also delegate to an executive officer the authority to grant equity awards to certain employees and consultants, as further described in its charter and subject to the terms of our equity plans.

The Compensation, Corporate Governance and Nominations Committee charter is available at our website investors.better.com. Our Board has affirmatively determined that each member of our Compensation, Corporate Governance and Nominations Committee meets the definition of “independent director” under the Nasdaq Corporate Governance Rules and qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The Compensation, Corporate Governance and Nominations Committee met once in 2025. Prior to the combination of committees, the Compensation Committee met two times in 2025, and the Corporate Governance and Nominations Committee met two times in 2025.

Risk Oversight
Our Board works with management to set the strategic objectives of the Company and to monitor progress on those objectives. The Board periodically receives reports from management on the Company's progress with respect to its strategic goals and the risks that could impact the achievement of those goals. The Board oversees risk management in part through its various committees. The Audit Committee focuses on financial risk, including internal controls, and annually reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. The Audit Committee also oversees cybersecurity risk and other information technology risks to our business.

In addition to the committees of the Board, the Company’s management is involved in risk oversight. The Company’s Enterprise Risk Management Committee was established to consider the Company's day-to-day risk tolerance thresholds, identify risk across all functions, departments and subsidiaries, assess identified risks in terms of both likelihood and impact, mitigate risks that exceed such risk tolerance threshold and ensure employees are trained to make informed decisions about identifying and managing risk. The Enterprise Risk Management Committee consists of members of management.

The Management, Ethics & Compliance Committee (the "MECC") is separate from the Enterprise Risk Management Committee.  It is a committee composed of members of management that was established by the Board to investigate and resolve ethics and compliance violations. The MECC oversees implementation of the Company's Code of Conduct, conducts periodic culture reviews, assesses matters related to ethics and compliance (and reports matters, as necessary, to the Audit Committee) and assists the Board in its oversight of Company matters.

Better Home & Finance Holding Company 2026 Proxy Statement	9

The Enterprise Risk Management Committee and MECC provide the Board with added assurance about the Company’s risk management practices. Our Chief Compliance Officer serves as Chair of each of the Enterprise Risk Management Committee and MECC and reports to the Audit Committee periodically on their activities.

Corporate Governance Guidelines
The Corporate Governance Guidelines provide that the Compensation, Corporate Governance and Nominations Committee is responsible for selecting, or recommending for the Board’s approval, the slate of director nominees for election to the Board and for filling vacancies occurring between annual meetings of stockholders. In selecting, or recommending for the Board’s selection, individuals for nomination, the Compensation, Corporate Governance and Nominations Committee takes into account the following criteria, among others:

•	current knowledge, competency, or subject matter expertise in the Company’s lines of business, industry or other industries relevant to the Company’s business;

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and experience with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company;

•	diversity of viewpoints, background, experience and other demographics (including racial and gender diversity); and

•	tenure of existing directors and potential need to refresh the Board.

The Compensation, Corporate Governance and Nominations Committee will give appropriate consideration to candidates for Board membership proposed by eligible stockholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Compensation, Corporate Governance and Nominations Committee.

The Corporate Governance Guidelines also contain policies regarding director independence, simultaneous service on other boards and substantial changes relating to a director's position of principal employment. Among other things, the guidelines establish expectations for directors for meeting attendance and participation, loyalty and ethics and confidentiality. Our Corporate Governance Guidelines is available without charge on the “Investor Relations—Governance—Governance Documents” portion of our website, www.better.com.

Our Board Leadership
The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in a manner that is in the best interests of our Company. The Board believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separate, should be assessed periodically by the Board and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Company is for Mr. Garg to serve as Chief Executive Officer while Mr. Talwar serves as Chairman of our Board.

The Board believes that the current leadership structure is appropriate and benefits the Company by delineating separate roles of management and oversight over management. Our Chief Executive Officer and his management team provide the overall strategy and daily leadership for our Company, and the Board, along with the Chairman, provides oversight and

10	Better Home & Finance Holding Company 2026 Proxy Statement

evaluates the performance of management. The Chairman, in consultation with the Chief Executive Officer, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings.

Bhaskar Menon currently serves as our lead independent director. The lead independent director’s responsibilities include, but are not be limited to, presiding at all meetings of the Board at which the Chairman is not present, including any executive sessions of the non-management directors or independent directors, and may exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by the Bylaws.

Non-employee members of the Board meet at regularly scheduled executive sessions without management. Executive sessions of the Board are chaired by the lead independent director. Each of the committees also meets regularly in executive session without management, and the committee chair presides at the executive sessions.

Limitations on Liability and Indemnification
Our Certificate of Incorporation and Bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), subject to certain limited exceptions. Better Home & Finance entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by Better Home & Finance of certain expenses and costs relating to claims, suits, or proceedings arising from service to Better Home & Finance or, at its request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Insider Trading Policy and Policy on Hedging of Company Stock
Certain transactions in our securities (such as short sales) create a heightened compliance risk or could create the appearance of misalignment between our management and stockholders. Better has an Insider Trading Policy governing the purchase, sale and other dispositions of its securities by directors, officers and employees. The Company also follows procedures for the repurchase of its securities. The Company believes that its Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.

In addition, our Insider Trading Policy expressly prohibits members of our Board and executive officers (and their immediate family members, others who reside in their household, others whose transactions in the Company’s securities are subject to their influence or control, and trusts or entities over which they have control) from engaging in hedging or monetization transactions of any type involving the Company’s securities, including the use of collars, forward sale contracts, equity swaps, and exchange funds. A copy of our Insider Trading Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 13, 2026.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers and employees. A copy of the Code of Conduct can be found at http://investors.better.com/governance/governance-documents under the link “Code of Business Conduct and Ethics.” In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Corporate Governance Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Better Home & Finance Holding Company 2026 Proxy Statement	11

Director Compensation
We maintain a Director Compensation Policy (the “Director Compensation Policy”), which was amended in August 2025 and in October 2025 to, among other things, (i) modify the annual retainer for Business Combination Directors (as defined below) from $275,000, payable in cash, to $250,000, 50% payable in cash and 50% payable in an annual equity award, and (ii) provide for compensation for service in leadership roles and on Board committees, as described below.

Pursuant to the Director Compensation Policy, non-employee directors who (a) served as a member of the Board since the Business Combination and (b) at or prior to the time of the Business Combination, directly or indirectly beneficially owned, or were employed by or otherwise affiliated with an entity that directly or indirectly beneficially owned, more than five percent (5%) of a class of common stock of the Company (the “Business Combination Directors”), which includes Michael Farello, Arnaud Massenet and Prabhu Narasimhan, are paid an annual retainer of $250,000, $125,000 of which is payable quarterly in cash and $125,000 of which is payable in the form of an annual equity award. All other non-employee directors are paid an annual retainer of $300,000, $150,000 of which is payable quarterly in cash and $150,000 of which is payable in the form of an annual equity award. Harit Talwar, the Chairman of our Board, is paid pursuant to a separate agreement, as described below.

In addition to the annual board retainer described above, non-employee directors are eligible to receive additional retainers for service in leadership roles and on Board committees. The lead independent director, if applicable, receives an annual retainer of $100,000, payable 50% in cash in equal quarterly installments and 50% in equity. Committee chairs receive annual retainers as follows: $50,000 for the Chair of the Audit Committee and the Chair of any special committee, and $30,000 for the Chairs of the Compensation Committee and the Nominating and Governance Committee (and for the Chair of the combined committee). Committee members who are not chairs receive an annual retainer of $15,000. In each case, retainers are payable 50% in cash and 50% in equity.

The cash portion of the annual retainer is paid quarterly in arrears. Annual equity retainers are granted as restricted stock units that settle in shares of Class A Common Stock upon vesting (“RSUs”) following the annual meeting of stockholders (or a director’s election date), with a target grant date value equal to the applicable award amount, and vest on the business day immediately prior to the next annual meeting of stockholders.

In August 2025, the Board amended the Director Compensation Policy. In connection with these amendments, equity awards were granted based on the closing price of Class A Common Stock on June 10, 2025, to align the awards with the date of the 2025 annual meeting of stockholders and to be consistent with the intent of the Director Compensation Policy.

Messrs. Barse and Menon, who were elected to the Board effective August 1, 2025, initially received prorated equity awards under the policy then in effect. In October 2025, the Board further amended the Director Compensation Policy to provide that directors elected within three months following an annual meeting are eligible for full annual equity awards, and directors elected more than three months after the annual meeting receive a prorated equity award. In connection with this change, Messrs. Barse and Menon received additional RSUs to reflect full-year awards. In October 2025, Mr. Menon was also elected lead independent director and received a prorated RSU award for this role in accordance with the Director Compensation Policy.

The Director Compensation Policy provides that eligible directors may elect to defer settlement of their equity awards by making a written election within 30 days of initially eligibility or, for subsequent years, prior to the end of the preceding calendar year (or such later date as permitted under Section 409A of the Internal Revenue Code).

Messrs. Talwar and Narasimhan received additional equity awards in connection with their consulting arrangements, which are described in more detail below under the heading “Certain Relationships and Related Party Transactions—Consulting Arrangements.”

Chairman Agreement with Harit Talwar
Mr. Talwar entered into an agreement with Better prior to the Business Combination (“Pre-Business Combination Better”), dated as of April 27, 2022 (the "Chairman Agreement"), in connection with his appointment as the Chairman of the Pre-Business Combination Better Board, commencing on May 1, 2022. Prior to August 7, 2025, pursuant to the terms of the Chairman Agreement, Mr. Talwar was entitled to $350,000 in cash as an annual retainer in consideration for his services as a member of our Board/advisor to the CEO and an additional sum of $175,000 in cash per year for his service as Chairman of the Board. On August 7, 2025, the Board approved Amendment No. 1 to the Chairman Agreement, between the Company and Mr. Talwar, which provided that the annual cash retainer payable to Mr. Talwar decreased to $300,000 and for an annual equity retainer in the amount of $225,000, each payable on the same basis as other directors. In addition, Pre-Business Combination Better agreed to pay up to $350,000 per year for Mr. Talwar's reasonable out-of-pocket clerical and other administrative support together with his domestic travel expenses.

In addition to the compensation contemplated by the Chairman Agreement, as amended, on August 7, 2025, in recognition of Mr. Talwar’s extraordinary time commitment and exemplary service to the Company during the year, which exceeded those typically associated with the role, the Board granted 25,698 restricted stock units to Mr. Talwar, which vested immediately.

Equity Compensation
The following table sets forth the RSUs and PSUs, as applicable, granted to our directors under the during 2025, as noted in the Director Compensation table below:
Director	Grant Date	Number of RSUs Granted	Number of PSUs Granted
Harit Talwar	November 3, 2025		100,000(1)

	August 7, 2025	25,698
	August 7, 2025	20,191
David Barse	August 29, 2025	10,117
	October 27, 2025	272
Michael Farello	August 29, 2025	11,327
Arnaud Massenet	August 29, 2025	11,327
Bhaskar Menon	August 29, 2025	11,722
	October 27, 2025	666
Prabhu Narasimhan	August 29, 2025		100,000(1)
	November 3, 2025	11,327
(1) 50% of the performance-based RSUs (“PSUs”) will be earned upon the achievement of certain stock price goals, and 50% of the PSUs will be earned upon the achievement of certain Company revenue goals. In each case, (1) the performance goals must be achieved between October 1, 2025 and December 31, 2030, or the PSUs will otherwise be forfeited for no consideration, and (2) 25% of PSUs will time vest on the 12-month anniversary of the grant date and the remaining balance of which will vest in equal quarterly installments over the following 36 months. Both the performance goals and time criteria must be achieved for the applicable PSUs to fully vest, subject to the individual’s continued service. Messrs. Talwar and Narasimhan received these PSUs in connection with consulting services, as further described below under the heading “Certain Relationships and Related Party Transactions—Consulting Arrangements.”

Better Home & Finance Holding Company 2026 Proxy Statement	13

2025 Director Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to the Company’s non-employee directors during 2025.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Harit Talwar	437,033	4,118,103	—	—	4,555,136
David Barse	65,425	249,614	—	—	315,039
Michael Farello	219,213	255,562	—	—	474,775
Arnaud Massenet	215,225	255,562	—	—	470,787
Bhaskar Menon	82,959	316,755	—	—	399,714
Prabhu Narasimhan	214,005	3,767,812	—	—	3,981,817
Steven Sarracino(3)	165,062	—	—	—	165,062
Riaz Valani(4)	—	—	—	—	—
(1)
As of December 31, 2025, our non-employee directors held the following equity awards: Mr. Talwar: (a) 120,191 RSUs underlying shares of Class A Common Stock and 55,705 RSUs underlying shares of Class B Common Stock, and (b) 12,379 RSUs underlying shares of Class B Common Stock that have vested but where settlement has been deferred; Mr. Barse: 10,389 RSUs underlying shares of Class A Common Stock; Mr. Farello: 11,327 RSUs underlying shares of Class A Common Stock; Mr. Massenet: 11,327 RSUs underlying shares of Class A Common Stock; Mr. Menon:12,888 RSUs underlying shares of Class A Common Stock; and Mr. Narasimhan: 111,327 RSUs underlying shares of Class A Common Stock.

(2)
Amounts reported represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. In addition to the equity awards granted under the Director Compensation Policy, (1) Messrs. Talwar and Narasimhan were each granted 100,000 RSUs in connection with consulting services, as further described below under the heading “Certain Relationships and Related Party Transactions—Consulting Arrangements”, and (2) Mr. Talwar was granted (a) 20,191 RSUs under the Chairman Agreement that vest on the business day immediately preceding the 2026 Annual Meeting, and (b) 25,698 RSUs that vested immediately.

(3)	Mr. Sarracino resigned from the Board effective August 14, 2025.
(4)	Mr. Valani resigned from the Board effective March 11, 2025.

14	Better Home & Finance Holding Company 2026 Proxy Statement

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed BDO USA, P.C. ("BDO") as the Company’s independent registered public accounting firm for year ending December 31, 2026. Our Audit Committee and management consider BDO to be well-qualified and that the ratification of appointment is in the best interests of the Company and its stockholders. A representative of BDO will be present at the 2026 Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions which are submitted in advance.

We are not required to have our stockholders ratify the appointment of BDO as our independent registered public accounting firm, but we are doing so because we value the opinions of our stockholders and believe that stockholder ratification of our appointment is good corporate governance practice. Even if the appointment of BDO is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm and annually reviews the firm's qualifications. In support of these reviews, the Audit Committee considers, among other things:

•	the firm's performance in preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	the firm's independence and objectivity;

•	the firm's proposed audit scope for adequacy of coverage; and

•	the firm's internal quality-control procedures and other data on audit quality and performance.

Change in Independent Auditors
As disclosed in the Company's Current Report on Form 8-K filed on March 19, 2026, the Audit Committee, on March 16, 2026, approved the dismissal of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm shortly after the completion of Deloitte’s audits and the issuance of its report on the Company's consolidated financial statements for the fiscal year ended December 31, 2025; such reports were included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Deloitte had served as the Company's independent auditors since 2020.

Deloitte’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and December 31, 2024 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2025 and December 31, 2024, and in the subsequent interim period through March 16, 2026, (i) there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in its reports; and (ii) there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses in the Company’s internal control over financial reporting previously disclosed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “material weaknesses”). The Audit Committee has discussed the material

Better Home & Finance Holding Company 2026 Proxy Statement	15

weaknesses with Deloitte, and the Company has authorized Deloitte to fully respond to the inquiries of BDO concerning the material weaknesses. As of December 31, 2025, the Company concluded that such material weaknesses were remediated.

A representative of Deloitte is not expected to be present at the 2026 Annual Meeting.

The Board recommends that stockholders vote FOR the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026.

16	Better Home & Finance Holding Company 2026 Proxy Statement

Independent Registered Public Accounting Firm Fees and Other Matters

Fees for professional services performed by Deloitte during fiscal years 2025 and 2024, were as follows:

Audit and Other Fees (in thousands)	2025	2024
Audit fees	$3,100	$3,220
Audit-related fees	$—	$—
Tax fees	$67	$197
All other fees	$181	$4
Total	$3,348	$3,421

Audit Fees. Fees in 2025 and 2024 include fees for professional services rendered in connection with the annual audit of our consolidated annual financial statements, the review of interim financial statements included in the Company's registration statements on Form 10-Q, the performance of audits in accordance with statutory requirements, and consultations on accounting matters directly related to the audit. Fees in 2024 also include fees for services normally provided by an independent registered public accounting firm related to the Business Combination, including consents related to the filing of the registration statements on Form S-4 and S-1.

Tax Fees. Fees in 2025 and 2024, include fees for U.S. and non-U.S. tax compliance services and fees for tax consulting and advisory services.

All Other Fees. Fees in 2025 includes fees related to professional services rendered in connection with consents for the Forms S-3 and S-8, as well as comfort letter procedures in connection with the filing of certain prospectuses. Fees in 2024 include fees for subscription-based services for accounting and reporting research tools.

Pre-Approval of Fees
Our Audit Committee’s charter provides that the Audit Committee has the sole authority to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors as permitted by Section 10A of the Exchange Act and to approve all related fees and other terms of engagement.

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Audit Committee Report

The Audit Committee has reviewed and discussed with management of the Company and Deloitte, the independent registered public accounting firm for the Company, the audited financial statements of the Company contained in our 2025 Annual Report (the “Audited Financial Statements”).

The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has: (i) considered whether non-audit services provided by Deloitte are compatible with its independence; (ii) received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence; and (iii) discussed with Deloitte its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the 2025 Annual Report, for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by the Board. A copy of the Audit Committee Charter is available on the corporate governance section of our website, available on the “Investor Relations—Governance—Governance Documents” portion of our website, www.better.com.

Bhaskar Menon, Chair
Michael Farello
Arnaud Massenet

18	Better Home & Finance Holding Company 2026 Proxy Statement

Executive Compensation

This Executive Compensation section describes compensation awarded to, earned by or paid to our named executive officers (the "NEOs"), for the fiscal years ended December 31, 2025 and December 31, 2024. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis and have opted to comply with the executive compensation disclosure requirements applicable to emerging growth companies.

Named Executive Officers
In 2025, our “named executive officers” or “NEOs” and their positions were as follows:

Name	Title
Vishal Garg	Chief Executive Officer
Chad Smith	President and Chief Operating Officer of Better Mortgage Corporation
Paula Tuffin	General Counsel, Chief Compliance Officer and Secretary

Summary Compensation Table
The following table (the "Summary Compensation Table") sets forth summary information concerning the compensation of our NEOs for each of the Company's last two completed fiscal years.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Vishal Garg Chief Executive Officer	2025	450,000	5,600,000	20,638,706	—	570	26,689,276

	2024	750,000	—	—	—	810	750,810
Chad Smith(5) President and Chief Operating Officer of BMC	2025	533,333	1,694,500	2,783,917	—	874	5,012,624

Paula Tuffin General Counsel, Chief Compliance Officer and Secretary	2025	450,000	850,000	3,955,518	—	2,508	5,258,026
	2024	750,000	375,000	—	—	810	1,125,810
(1)
The amounts reported in this column for 2025 reflect the portion of salary paid in cash. The remaining portion of each individual’s salary was paid in the form of RSUs, as discussed below under the heading “Base Salary” and is reported in the “Stock Awards” column.

(2)
The amounts reported in this column include annual discretionary bonuses earned in 2025 by each of our Named Executive Officers paid in the form of RSUs in 2026. Mr. Garg and Ms. Tuffin were each paid $750,000 in annual discretionary bonus, 100% of such bonuses were paid in the form of RSUs. Mr. Smith was paid a $1,000,000 annual discretionary bonus, 50% of which was paid in the form of RSUs and 50% of which was paid in cash. The amounts reported in this column for 2025 also include Transaction Bonuses (as defined below) paid in the following amounts in 2025: (a) to Mr. Garg, $4,850,000 and (b) to Ms. Tuffin, $100,000. For Mr. Smith, the amounts reported in this also include a bonus of $694,500 made pursuant to the Smith Offer Letter (as defined below), as discussed below.

(3)
The amounts reported in this column represent the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are described in “Better Home & Finance Holding Company and Subsidiaries Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 22. Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2025. With respect to the awards relating to performance-based conditions, assuming the highest level of performance, the grant date fair values would be: $20,195,438 for Mr. Garg; $2,107,540 for Mr. Smith; and $3,512,250 for Ms. Tuffin. For the RSUs granted in lieu of portion of the cash component to reduce salaries to $300,000 on an annualized basis for the period of May 2025 through April 2026, the grant date fair values for such awards are: $443,268 for Mr. Garg; $676,567 for Mr. Smith; and $443,268 for Ms. Tuffin.

(4)	The amounts reported in this column for 2025 include life insurance premiums.
(5)	Mr. Smith’s compensation information is not included for fiscal 2024 because he was not a Named Executive Officer.

Narrative to Summary Compensation Table

Compensation Philosophy
Our executive compensation program is designed to:

•	align the interests of our executives and our stockholders;

•	attract, retain and motivate key executives critical to achieving our vision and strategy;

Better Home & Finance Holding Company 2026 Proxy Statement	19

•	provide competitive total compensation opportunities;

•	recognize and reward outstanding company and individual performance; and

•	avoid compensation structures and incentives that encourage excessive risk-taking.

Elements of Compensation
The principal elements of our 2025 executive compensation program are described below.

Base Salary
Base salaries are designed to be competitive and fairly compensate our executive officers, including the NEOs, for the responsibility level of each respective position. The Compensation, Corporate Governance and Nominations Committee is responsible for reviewing the salaries of the Company's executive officers to determine whether adjustments are appropriate and, if required, whether to recommend approval of any such adjustments to the Board. In making such determinations, the Compensation, Corporate Governance and Nominations Committee may consider certain factors such as the individual’s role and responsibilities, the previous year’s salary and individual performance, as well as the base salaries of similarly situated executives at comparable companies from peer group and survey data.

A portion of each of the NEO’s base salary received in 2025 was paid in the form of RSUs in lieu of a portion of cash compensation to reduce the cash component of each NEO’s salary to $300,000 on an annualized basis for the period from May 2025 through April 2026.

The base salaries paid in 2025 to Mr. Smith and Ms. Tuffin were in accordance with the terms of their respective employment agreements, which are described below under the heading "Executive Compensation Arrangements—Employment Arrangements", and may be increased or decreased by the Board. The base salary paid in 2025 to Mr. Garg was determined by the Board.

Annual Bonus Awards
For 2025, the target bonuses that executive officers were eligible to receive were determined by the Board, except that (a) the target annual bonus awards for Mr. Smith and Ms. Tuffin were determined in accordance with the terms of their respective offer of employment and employment agreement, which are described below under the heading "Executive Compensation Arrangements—Employment Arrangements", and (b) the target annual bonus award for the Chief Executive Officer was determined by the Board. The actual amounts paid for all executive officers, however, is at the discretion of the Board.

In February 2026, bonuses earned in 2025 were paid in the form of RSUs for Mr. Garg and Ms. Tuffin, and for Mr. Smith’s bonus, 50% in cash and 50% in the form of RSUs, and in each case, the RSUs vested in full upon grant and were settled in shares of Class A Common Stock. The number of RSUs awarded was determined based on the 30-day volume-weighted average price of Class A Common Stock, as of February 6, 2026. Set forth below are the target annual bonus amounts and the actual value of the bonus award payments to each of the NEOs for 2025.

20	Better Home & Finance Holding Company 2026 Proxy Statement

Name	2025 Target Annual Bonus ($)	2025 Annual Bonus Payment ($)(1)
Vishal Garg	750,000	750,000
Chad Smith	1,000,000	1,000,000
Paula Tuffin	750,000	750,000

(1) The amounts reported represent annual bonuses paid in the form of cash and restricted stock units (“RSUs”), as applicable. The RSUs vested in full upon grant and were settled in shares of Class A Common Stock: 22,381 RSUs for Mr. Garg and 22,381 RSUs for Ms. Tuffin. Mr. Smith received 14,921 RSUs and $500,000 in cash. The number of RSUs was determined based on a 30-day volume-weighted average price of Class A Common Stock of $33.5106 as of February 6, 2026.

Off-Cycle Bonuses
Better occasionally awards off-cycle bonuses on a discretionary basis to its executive officers when, in the view of the Board, such executive has contributed significantly to the success of Better or demonstrated high achievement in their role, or in circumstances where the Board determines additional cash compensation is otherwise appropriate.

In connection with the commencement of Mr. Smith’s employment in May 2024 and pursuant to the Smith Offer Letter (as defined below), on the first anniversary of commencement of his employment, Mr. Smith became eligible to receive a guaranteed minimum bonus of $500,000, with the opportunity to earn up to his target annual bonus based on performance. This one-time arrangement was intended to address the timing of the commencement of Mr. Smith’s employment relative to the Company’s regular annual bonus cycle. Under this arrangement, Mr. Smith was paid a one-time, off-cycle bonus of $694,500 in May 2025.

Transaction Bonuses
In connection with the Closing, Better awarded transaction bonuses of $17 million in the aggregate to certain employees, including the NEOs, in September 2023, as contemplated by the Merger Agreement (each, a “Transaction Bonus”). Mr. Garg and Ms. Tuffin received Transaction Bonuses in the amount of $9.7 million and $200,000, respectively. Each Transaction Bonus is payable in two installments: (1) 50% of the Transaction Bonus was payable in cash no later than fifteen (15) days following the recipient’s entry into the Transaction Bonus agreement; and (2) the remaining 50% is payable within fifteen (15) days after Better Home & Finance publicly discloses its financial results for the quarter in which the end of the Retention Period occurs, which is the last day of the second consecutive quarter in which Better Home & Finance achieves positive non-GAAP operating cash flow, as determined in the sole discretion of Better Home & Finance. The first half of the Transaction Bonus was paid in 2023. In February 2025, the Board waived the performance vesting criteria applicable to the second installment payable to Mr. Garg and Ms. Tuffin described above, and, after the Board’s consideration of the benefits to the Company expected to be achieved as a result of the Exchange (as described below under the heading “Certain Relationships and Related Party Transactions”), the Board approved the payment of the second installment, $4,825,000 and $100,000, to Mr. Garg and Ms. Tuffin, respectively.

Equity Compensation
We grant awards in the form of stock options, restricted stock awards, RSUs, PSUs and other equity and equity-based awards to Better’s directors, employees, including executive officers, and service providers under the Company’s 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan is designed to incentivize such individuals and align their interests with the interests of our stockholders.

The following table sets forth the RSUs granted to our NEOs under the 2023 Plan during 2025, as noted in the Summary Compensation Table above:

Better Home & Finance Holding Company 2026 Proxy Statement	21

Name Executive Officer	Grant Date	Number of RSUs Granted	Number of PSUs Granted
Vishal Garg	November 3, 2025		575,000(1)

	March 28, 2025	38,000(2)
Chad Smith	November 3, 2025		60,000(1)
	March 28, 2025	57,000(2)
Paula Tuffin	November 3, 2025		100,000(1)
	March 28, 2025	38,000(2)
(1) 50% of the PSUs will be earned upon the achievement of certain stock price goals, and 50% of the PSUs will be earned upon the achievement of certain Company revenue goals. In each case, (1) the performance goals must be achieved between October 1, 2025 and December 31, 2030, or the PSUs will otherwise be forfeited for no consideration, and (2) 25% of PSUs will time vest on the 12-month anniversary of the grant date and the remaining balance of which will vest in equal quarterly installments over the following 36 months. Both the performance goals and time criteria must be achieved for the applicable PSUs to fully vest, subject to the individual’s continued service.
(2) The RSUs were granted in lieu of a portion of cash compensation to reduce the cash component of each Named Executive Officer’s salary to $300,000 on an annualized basis for the period from May 2025 through April 2026. 3/12ths of such RSUs vested on July 1, 2025, 8/12ths of such RSUs vested in equal monthly installments beginning on August 1, 2025 through March 1, 2026, and the remaining 1/12th of such RSUs vested on March 15, 2026.

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding equity awards held by our NEOs as of December 31, 2025.

	Stock Option Awards				Stock Awards
Name	Number of securities underlying unexercised Options— exercisable (#)	Number of securities underlying unexercised Options— unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Vishal Garg	366,788(2)	—	55.9300	8/21/2029	—	—	—	—
	19,348(2)	—	447.4550	8/21/2029	—	—	—	—
	—	—	—	—	—	—	575,000(5)	18,733,500
					12,667(3)	412,691
Chad Smith	—	—	—	—	—	—	60,000(5)	1,954,800
	—	—	—	—	—	—	80,000(6)	2,606,400
	—	—	—	—	19,333(3)	629,869	—	—
	—	—	—	—	50,000(4)	1,629,000	—	—
Paula Tuffin	—	—	—	—	—	—	100,000(5)	3,258,000
	—	—	—	—	12,667(3)	412,691	—	—
(1)
Amounts reported in this column were calculated by multiplying the number of shares underlying RSUs by $32.58 per share, which was the closing market price of Class A Common Stock on December 31, 2025, the last trading day of the year.

(2)	Reflects awards of stock options, which were granted by Pre-Business Combination Better on August 21, 2019 and are fully vested and exercisable.
(3)
The RSUs were granted in lieu of a portion of cash compensation to reduce the cash component of each Named Executive Officer’s salary to $300,000 on an annualized basis for the period April 2025 through March 2026. The RSUs vested as described in footnote 2 to the table above under “Equity Compensation.”

(4)	The RSUs were granted on May 8, 2024 and vest in equal quarterly installments.
(5)
As discussed above, the RSUs were granted on November 3, 2025 and are subject to both time- and performance-based vesting criteria. The RSUs vest as described in the footnote 1 to the table above under “Equity Compensation.”

(6)
The PSUs that were granted on May 8, 2024 and vest subject to both time- and performance-based criteria. 25% of the RSUs time-vest, subject the achievement of certain market-based performance conditions, on the 12-month anniversary of the grant date, and the remaining balance of the RSUs time-vest in equal quarterly installments over the following 36 months, each such scheduled vesting date and the achievement of certain market-based performance conditions.

Policies and Practices Related to the Grant of Certain Equity Awards
We do not take material nonpublic information into account when determining the timing and terms of equity awards. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. In 2025, we did not award any stock options to our NEOs during any period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K disclosing material nonpublic information and ending one business day after the filing or furnishing of such report with the SEC.

22	Better Home & Finance Holding Company 2026 Proxy Statement

Executive Compensation Arrangements
Certain of our NEOs are party to an employment agreement or letter of employment, as further discussed below. In addition, the Pre-Business Combination Better Board approved the adoption of the Better HoldCo Inc. Executive Change in Control Severance Plan (the "Executive Change in Control Severance Plan"), which was assumed by the Company upon the Closing.

Employment Arrangements
We are party to an employment agreement with Ms. Tuffin and an offer of employment with Mr. Smith, each of which are summarized below. Under the employment agreement, Ms. Tuffin is eligible to participate in employee benefits and welfare plans and programs available to the Company's senior level executives and employees generally.  Severance and termination benefits payable pursuant to the employment agreement or the offer of employment generally are subject to the executive’s execution of a separation and general release agreement and continued compliance with post-termination covenants.

The Company has not entered into an employment agreement with Mr. Garg.

Amended and Restated Offer of Employment with Chad Smith
Mr. Smith and the Company are party to the Amended and Restated Offer of Employment, dated July 29, 2024 (the “Smith Offer Letter”). The Smith Offer Letter provides that Mr. Smith serves as an officer of the Company and as President and Chief Operating Officer of Better Mortgage Corporation, a wholly owned subsidiary of the Company (“BMC”), and he is initially paid a base salary of $1,000,000 per year. In addition, Mr. Smith is entitled to receive a discretionary annual target bonus of $1,000,000, based on individual performance and the achievement of Company objectives. In addition, for the first year of employment, Mr. Smith is entitled to receive a minimum annual performance bonus of $500,000 on the first anniversary of the commencement of his employment.

In May 2024, in connection with the commencement of Mr. Smith’s employment and pursuant to the Smith Offer Letter, Mr. Smith received an initial equity award consisting of (1) 80,000 RSUs subject to both time- and performance-based vesting conditions, with the performance-based component being contingent upon the achievement of Company stock price hurdles; and (2) 80,000 RSUs subject to time-based vesting conditions. In each case, the time-based component vests over four years, with 25% vesting on the 12-month anniversary of the commencement of Mr. Smith’s employment and in quarterly installments over the following 36 months.

In the event Mr. Smith’s employment with the Company is terminated, unless he is terminated for Cause or voluntarily resigns without Good Reason (as such terms are defined in the Smith Offer Letter), he will be eligible for a severance payment equal to three months’ salary.

Mr. Smith also entered into a Confidential Information, Invention Assignment and Arbitration Agreement, pursuant to which Mr. Smith agreed not to disclose confidential information as well as a customary non-solicitation covenant by which Mr. Smith is bound during his employment and for one year thereafter.

Employment Agreement with Paula Tuffin
Ms. Tuffin and the Company are party to Employment Agreement, dated as of October 18, 2022 (the “Tuffin Employment Agreement”). The Tuffin Employment Agreement provides that Ms. Tuffin will serve as Chief Compliance Officer and General Counsel, and she will initially be paid a base salary of $750,000 per year, which may be increased or decreased by the Board. In addition, Ms. Tuffin is entitled to receive an annual target bonus of 100% of her base salary and she is eligible to receive grants under the 2023 Plan, the amounts of which are determined by the Board and subject to upward or downward adjustment in its discretion.

Better Home & Finance Holding Company 2026 Proxy Statement	23

The Tuffin Employment Agreement provides for automatic one-year renewals unless either party notifies the other party of non-renewal at least 30 days’ prior to the end of such one-year period. Upon a termination for any reason, Ms. Tuffin will be entitled to receive any earned but unpaid base salary and any owed expense reimbursements, and the Company will provide Ms. Tuffin with any compensation and benefits as may be due or payable under the terms and provisions of any employee benefit plans or programs of the Company. Upon a termination by the Company without Cause or by Ms. Tuffin for Good Reason (as such terms are defined in the Tuffin Employment Agreement), Ms. Tuffin will also be eligible to receive:

•	a lump sum cash payment equal to one times (1x) Ms. Tuffin's then-current base salary;

•
cash bonus for the year of termination, based on target performance and pro-rated based on the number of days of actual employment during the applicable performance period, plus any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the date of termination (the “Tuffin Pro-Rata Bonus”);

•	payment of or reimbursement for continued medical benefits for a period of up to 12 months; and

•
unvested equity awards subject to time-based vesting and scheduled to vest within 12 months of the date of termination will continue to vest, and any unvested stock options and stock appreciation rights will become exercisable;

in each case, subject to continued compliance with Better’s Confidential Information, Invention Assignment and Arbitration Agreement. Any outstanding and unvested equity awards subject to performance-vesting will be treated in accordance with the terms of the 2023 Plan and the applicable award agreement. If Ms. Tuffin is entitled to benefits and payment under the Executive Change in Control Severance Plan, benefits and payments will be made thereunder rather than the Tuffin Employment Agreement.

In addition, if Ms. Tuffin’s employment is terminated due to death or Disability (as defined in the Tuffin Employment Agreement), Ms. Tuffin or her estate, as applicable, will also be entitled to receive the Tuffin Pro-Rata Bonus.

Ms. Tuffin also entered into a Confidential Information, Invention Assignment and Arbitration Agreement, pursuant to which Ms. Tuffin agreed not to disclose confidential information as well as customary non-competition and non-solicitation covenants by which Ms. Tuffin is bound during her employment and for one year thereafter.

Executive Change in Control Severance Plan
The Executive Change in Control Severance Plan was adopted by the Pre-Business Combination Better Board to ensure that Pre-Business Combination Better, and following the consummation of the Business Combination, Better Home & Finance, would have the continued dedication of key executives of the Company, including the NEOs (together, with the other participants, the “Participants”), by providing severance benefits to members of senior management whose employment is terminated by the Company without Cause or by the Participant for Good Reason (as such terms are defined in the Executive Change in Control Severance Plan) in connection with or following a Change in Control (as defined in the Executive Change in Control Severance Plan).

Under the Executive Change in Control Severance Plan, if the employment of a Participant is terminated without Cause or for Good Reason during the period beginning three months prior to and ending 12 months following a Change in Control, the Participant will be eligible to receive:

•
a lump sum cash payment equal to the product of his or her then-current base salary times his or her respective severance multiple, which is two times (2x) for Mr. Garg and one and one-half times (1.5x) for Mr. Smith and Ms. Tuffin;

24	Better Home & Finance Holding Company 2026 Proxy Statement

•	a lump sum cash payment equal to the Participant’s annual target bonus, pro-rated based on the number of days of employment during the applicable performance period;

•	payment of or reimbursement for continued medical benefits for a period of up to (a) 18 months for Mr. Garg and (b) 12 months for Mr. Smith and Ms. Tuffin; and

•
full accelerated vesting of all outstanding equity awards held by the Participant on the termination date, with any awards subject to performance-based vesting deemed achieved at 100% of target performance, as applicable.

If a Participant is entitled to severance payments and benefits under the Executive Change in Control Severance Plan and the Participant's employment agreement or offer of employment, payments and benefits will be made under the Executive Change in Control Severance Plan rather than the employment agreement or offer of employment.

The payments and benefits under the Executive Change in Control Severance Plan are subject to the Participant signing a release of claims in the form used by Better immediately prior to the Change in Control, which re-affirms the Participant’s obligations to observe the terms of the restrictive covenants set forth in the Confidential Information, Invention Assignment and Arbitration Agreement.

Clawback Policy
Effective December 1, 2023, the Company adopted a clawback policy that was established in accordance with Rule 10D-1 under the Exchange Act and corresponding Nasdaq listing requirements and, in the event the Company is required to prepare an accounting restatement, provides for the recovery of incentive-based compensation received by any current or former executive officer that was based upon the attainment of a financial reporting measure that was erroneously awarded during the three-year period preceding the date that the restatement was required.

Retirement Benefits
The Company provides a tax-qualified Section 401(k) plan for all employees, including the NEOs. The Company does not provide to employees, including its NEOs, any other retirement benefits, including, but not limited to, tax-qualified defined benefit plans, supplemental executive retirement plans and non-qualified defined contribution plans.

Better Home & Finance Holding Company 2026 Proxy Statement	25

Ownership of Our Common Stock

The following table sets forth information known to the Company regarding the beneficial ownership of shares of our Common Stock as of April 15, 2026, by:

•	each person known to the Company to be the beneficial owner of more than 5% of any class of our Common Stock;

•	each of the Company’s Named Executive Officers and directors; and

•	all executive officers and directors of the Company as a group.

The beneficial ownership of shares of our Common Stock is based on (i) 13,083,708 shares of Class A Common Stock, (ii) 4,347,549 shares of Class B Common Stock and (iii) 1,437,545 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) issued and outstanding as of April 15, 2026. On all matters to be voted upon, holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by law. Holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to three votes per share on all matters submitted to the stockholders for their vote or approval. Holders of Class C Common Stock are not entitled to voting rights with respect to such shares. Each share of Class B Common Stock and Class C Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock.

Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 15, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that all persons and entities named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

26	Better Home & Finance Holding Company 2026 Proxy Statement

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Shares of Class B Common Stock	Number of Shares of Class C Common Stock	% of Shares of Class C Common Stock
5% Holders
Vishal Garg(2)	1,975,843	13.2%	1,910,966	40.4%	—	—
BHFHC Distribution Trust(3)	1,300,000	9%	—	—	1,300,000	90.4%
Entities and Persons Affiliated with Vance Spencer(4)	1,199,762	9.2%	—	—	—	—
Entities Affiliated with Steven Sarracino(5)	1,298,331	9%	1,298,331	—	—	—
Entities Affiliated with SoftBank Group Corp.(6)	1,254,813	9.2%	137,545	—	475,215	33.1%
Frontier Capital Management Co., LLC(7)	877,822	6.7%	—	—	—	—
Novator Capital Sponsor Ltd. and Thor Björgólfsson(8)	659,446	5%	—	—	—	—
Directors and Named Executive Officers
Vishal Garg(1)	1,975,843	13.2%	1,910,966	40.4%	—	—
Chad Smith(9)	28,516	*	—	—	—	—
Paula Tuffin	37,907	*	—	—	—	—
David Barse(10)	10,389	*	—	—	—	—
Michael Farello(11)	11,327	*	—	—	—	—
Hugh R. Frater(12)	1,176	*	—	—	—	—
Bhaskar Menon(13)	14,478	*	—	—	—	—
Arnaud Massenet(14)	76,670	*	—	—	—	—
Prabhu Narasimhan(15)	71,242	*	—	—	—	—
Harit Talwar(16)	89,593	*	46,760	1.1%	—	—
All Better directors and executive officers as a group (13 individuals)(17)	2,597,454	16.9%	2,234,123	43.1%	—	—

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007.
(2)
Based on the Schedule 13D/A filed with the SEC on December 29, 2026 by Vishal Garg and other information known to the Company, consists of (i) 64,877 shares of Class A Common Stock directly held by Mr. Garg, (ii) 927,855 shares of Class B Common Stock directly held by Mr. Garg, (iii) 130,456 shares of the Company’s Class B Common Stock held of record by 1/0 Real Estate LLC, (iv) 465,518 shares of Class B Common Stock owned by The 718 4Ever Trust I, (v) 130,456 shares of Class B Common Stock held of record by 1/0 Holdco, LLC, and (vi) 387,137 shares of Class B Common Stock underlying exercisable options directly held by Mr. Garg. Mr. Garg is the controlling member of 1/0 Holdco, LLC, which wholly owns 1/0 Real Estate, LLC. Therefore, Mr. Garg may be deemed to have voting power and dispositive power over the shares held by 1/0 Holdco, LLC and 1/0 Real Estate, LLC. Mr. Garg is the investment adviser of The 718 4Ever Trust I, and members of Mr. Garg's immediate family are the sole beneficiaries of The 718 4Ever Trust I. Therefore, Mr. Garg may be deemed to have voting power and dispositive power over the shares held by The 718 4Ever Trust I. The business address of 1/0 Real Estate LLC is 1 World Trade Center, Ste 8500, New York, NY 10007.

(3)
Consists of 1,300,000 shares of Class C Common Stock held by BHFHC Distribution Trust in a trust account designated for the benefit of SB Northstar LP, which will be beneficially acquired upon the satisfaction of certain regulatory approvals or confirmation that such regulatory approvals are no longer required. SoftBank Group Corp. is the parent company of Silver Brick Management PTE. LTD., which has been appointed as the investment manager of SB Northstar LP. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by BHFHC Distribution Trust (for the benefit of SB Northstar LP).  Timothy A. Mackey, Kozo Aramaki, Yoshimitsu Goto, and Taiichi Hoshino are the directors of Silver Brick Management PTE. LTD. Each of the directors disclaims beneficial ownership of the securities beneficially held by BHFHC Distribution Trust (for the benefit of SB Northstar LP). The principal business address of Silver Brick Management PTE. LTD. is 138 Market Street #27-01A, Capitagreen, Singapore 048926. The principal business address of SB Northstar LP is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. The principal business address of BHFHC Distribution Trust is 950 17th Street, Suite 100, Denver, Colorado 80202.

Better Home & Finance Holding Company 2026 Proxy Statement	27

(4)
Based solely on a Schedule 13G filed on April 6, 2026 by Framework Ventures IV L.P. ("Framework LP"), Framework Ventures IV GP LLC ("Framework GP"), Framework Ventures Management LLC ("Framework Management"), Vance Spencer ("Mr. Spencer"), Michael Ernest Anderson ("Mr. Anderson") and Framework Labs, Inc. (collectively, the "Framework Parties"). Each of Mr. Spencer and Mr. Anderson hold shared voting and dispositive power over 1,199,762 shares, and Mr. Spencer holds sole voting and dispositive power over 121,150 shares. Each of Framework LP, Framework Management and Framework GP hold shared voting and dispositive power over 952,312 shares. Framework Labs holds shared voting and dispositive power over 247,450 shares. Framework GP is the general partner of Framework LP. Framework Management is the investment manager of Framework LP. Mr. Spencer and Mr. Anderson are members and the managers of Framework GP and the managing members of Framework Management. Mr. Spencer and Mr. Anderson serve as executive officers and directors of Framework Labs. Each of Mr. Spencer and Mr. Anderson may be deemed to share voting power over the shares held by Framework Labs by virtue of their positions with Framework Labs. Mr. Spencer and Mr. Anderson are control persons of Framework Labs and Framework LP. The principal business address of each of the Framework Parties is 600 Montgomery Street, Floor 42, San Francisco, CA 94111.

(5)
Based solely on the Schedule 13D filed on October 25, 2024 by Activant Ventures Advisors III, LLC. Consists of 1,298,331 shares of Class A Common Stock that may be obtained upon the conversion of (i) 366,788 shares of Class B Common Stock held of record by Activant Holdings I, Ltd., (ii) 143,035 shares of Class B Common Stock held of record by Activant Ventures III Opportunities Fund 1, L.P., (iii) 21,603 shares of Class B Common Stock held of record by Activant Ventures III Opportunities Fund 2, L.P., (iv) 17,466 shares of Class B Common Stock held of record by Activant Ventures III Opportunities Fund 3, L.P., (v) 28,018 shares of Class B Common Stock held of record by Activant Ventures III Opportunities Fund 4, L.P., (vi) 122,226 shares of Class B Common Stock held of record by Activant Ventures III Opportunities Fund 6, L.P., (vii) 526,986 shares of Class B Common Stock held of record by Activant Ventures III, L.P., and (viii) 72,206 shares of Class B Common Stock held of record by Better Voyager Partners Company Limited. Mr. Sarracino is a director of PAVF Holding Company Limited, the sole shareholder of Better Voyager Partners Company Limited. Therefore, Mr. Sarracino may be deemed to have voting and dispositive power over such shares. Activant Ventures Advisors III, LLC is the general partner of Activant Ventures III Opportunities Fund 1, L.P., Activant Ventures III Opportunities Fund 2, L.P., Activant Ventures III Opportunities Fund 3, L.P., Activant Ventures III Opportunities Fund 4, L.P., and Activant Ventures III Opportunities 6, L.P., the general partner of the entities which own Activant Ventures III, L.P. Therefore, Activant Ventures Advisors III, LLC may be deemed to have voting power and dispositive power with respect to the shares held by these entities. Steven Sarracino is Principal of Activant Ventures Advisors III, LLC and therefore, Mr. Sarracino may be deemed to have beneficial ownership of the shares held by the entities affiliated with Activant Ventures Advisors III, LLC. Mr. Sarracino is also the controlling shareholder of Activant Holdings I, Ltd. Therefore, Mr. Sarracino may be deemed to have voting and dispositive power over the shares held by Activant Holdings I, Ltd. However, Mr. Sarracino disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest. The business address of each of these entities is 323 Railroad Avenue, Greenwich, CT 06830.

(6)
Based solely on a Schedule 13D/A filed on April 30, 2025 by SoftBank Group Corp. Consists of (i) (a) 628,553 shares of Class A Common Stock, (b) 137,545 shares of Class B Common Stock and (c) 475,215 shares of Class C Common Stock held by SVF II Beaver (DE) LLC, and (ii) 13,500 shares of Class A Common Stock issuable upon the exercise of warrants held by SB Northstar LP. SoftBank is the sole shareholder of SB Global Advisers Limited, which has been appointed as manager and is responsible for making final decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.'s investments, including as held by SVF II Beaver (DE) LLC. SoftBank Vision Fund II-2 L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P., which is the sole member of SVF II Holdings (DE) LLC, which is the sole member of SVF II Beaver (DE) LLC. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by SVF II Beaver (DE) LLC. SoftBank Group Corp. is the parent company of Silver Brick Management PTE. LTD., which has been appointed as investment manager of SB Northstar LP and is responsible for making voting and investment decisions with respect to SB Northstar LP's investments. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by SB Northstar LP. The principal business address of each of SVF II Beaver (DE) LLC and SVF II Holdings (DE) LLC is 251 Little Falls Drive, Wilmington, DE 19808. The principal business address of SVF II Aggregator (Jersey) L.P. and SoftBank Vision Fund II-2 L.P. is Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The principal business address of SB Global Advisers Limited is 69 Grosvenor Street, Mayfair, London W1K 3JP, England, United Kingdom. The business address of SoftBank Group Corp. is 1-7-1, Kaigan, Minato-ku Tokyo 105-7537 Japan.

(7)
Based solely on a Schedule 13G filed on February 17, 2026 by Frontier Capital Management Co., LLC ("Frontier"). Consists of 877,822 shares of Class A Common Stock, of which Frontier has the sole voting power over 402,918 shares and sole dispositive power over 877,822 shares. The principal business address of Frontier is 99 Summer Street, Boston, MA 02110.

(8)
Based solely on a Schedule 13D/A filed on March 23, 2026 by Novator Capital Sponsor Ltd. Consists of (i) 613,396 shares of Class A Common Stock held by Novator Capital Sponsor Ltd., and (ii) 46,050 shares of Class A Common Stock issuable upon the exercise of warrants held by Novator Capital Sponsor Ltd. The securities beneficially owned are held directly by Novator Capital Sponsor Ltd. and Thor Björgólfsson may be deemed to have dispositive and voting control over those securities. Novator Capital Sponsor Ltd. is indirectly 99.9% owned by the irrevocable discretionary trust known as The Future Holdings Trust for which BB Trust Company SA acts as trustee; the directors of such trust are Alessandro Passardi, Peter Mitchell and Arnaud Cywie. Mr. Björgólfsson disclaims beneficial ownership of the shares owned by Novator Capital Sponsor Ltd. The business address for each of Thor Björgólfsson and Novator Capital Sponsor Ltd.  is 20 North Audley Street, Mayfair, London, W1K 6LX.

(9)
Consists of (i) 23,516 shares of Class A Common Stock held by a trust over which Mr. Smith has shared voting and dispositive power, and (ii) 5,000 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.

(10)	Consists of 10,389 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.
(11)	Consists of 11,327 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.
(12)	Consists of 1,176 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.
(13)	Consists of (i) 2,090 shares of Class A Common Stock and (ii) 12,388 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.
(14)
Consists of (i) 27,843 shares of Class A Common Stock (ii) 37,500 shares of Class A Common Stock issuable upon the exercise of warrants, and (iii) 11,327 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.

(15)	Consists of (i) 59,915 shares of Class A Common Stock and (ii) 11,327 shares of Class A Common Stock underlying RSUs that vest within 60 days of the Record Date.
(16)
Consists of (i) 42,887 shares of Class A Common Stock, (ii) 27,850 shares of Class B Common Stock, and (iii) 18,856 shares of Class B Common Stock that underlying RSUs that have vested or will fully vest and settlement has been deferred but such settlement may occur within 60 days of the Record Date.

(17)
Consists of (i) 253,601 shares of Class A Common Stock held by all directors and executive officers of the Company as a group, (ii) 61,840 shares of Class A Common Stock underlying RSUs held by all directors and executive officers of the Company as a group and that vest within 60 days of the Record Date, (iii) 37,500 shares of Class A Common Stock issuable upon the exercise of warrants, (iv) 1,781,854 shares of Class B Common Stock held by all directors and executive officers of the Company as a group, (v) 18,856 shares of Class B Common Stock underlying RSUs held by all directors and executive officers of the Company as a group and that vest within 60 days of the Record Date, (vi) 433,413 shares of Class B Common Stock underlying exercisable options held by all directors and executive officers of the Company as a group.

28	Better Home & Finance Holding Company 2026 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who own more than 10% of our Common Stock file reports of ownership and changes in ownership with the SEC. Based solely on our review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares of Class A Common Stock, and upon representations from our directors and executive officers, the Company believes that all reports required to be filed by the Company’s reporting persons during fiscal year 2025 were timely filed, with the exception of (i) late Form 3 filings by each of David Barse and Bhaskar Menon; and (ii) late Form 4 filings by each of Harit Talwar (eight transactions and two reports), David Barse (one transaction and one report), Kevin Ryan (four transactions and one report), Chad Smith (four transactions and one report), Nicholas Calamari (seven transactions and one report), Paula Tuffin (seven transactions and one report) and Vishal Garg (three transactions and one report). The late filings were due to administrative errors.

Better Home & Finance Holding Company 2026 Proxy Statement	29

Certain Relationships and Related Party Transactions

The following is a description of certain relationships and transactions that exist or have existed or that the Company has entered into, in each case, since January 1, 2024, with its directors, executive officers or stockholders who are known to the Company to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.

Stockholders Agreements of Better Related to the Business Combination
Registration Rights Agreement
On August 22, 2023, certain existing stockholders of Pre-Business Combination Better entered into a registration rights agreement (the "Registration Rights Agreement") with the Sponsor, a beneficial owner of more than five percent of Class A Common Stock, and certain other persons. Pursuant to the Registration Rights Agreement, Better is required to register for resale securities held by the stockholders party thereto. Better, however, has no obligation to facilitate or participate in more than two underwritten offerings at the request or demand of the Sponsor or more than three underwritten offerings at the request or demand of the legacy stockholders of Pre-Business Combination Better. In addition, the stockholder parties have certain “piggy-back” registration rights with respect to registrations initiated by Better as well as certain customary block trade rights. Better has agreed to bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. On October 11, 2023, SVF Beaver and SB Northstar LP, a Cayman Islands exempted limited partnership and an affiliate of SoftBank Group Corp. ("SB Northstar"), beneficial owner of more than five percent of Class A Common Stock, entered into a joinder agreement to the Registration Rights Agreement with the Company.

SoftBank Agreements
On April 12, 2025, the Company entered into an Exchange Agreement (the “Note Exchange Agreement”) with SB Northstar, pursuant to which the Company and the SB Northstar agreed to exchange (the “Exchange”) all of the $533.9 million total aggregate principal amount outstanding of the Company’s existing 1.00% Senior Subordinated Convertible Notes due 2028 (the “Existing Notes”) held by SB Northstar for (i) $155,000,000 in aggregate principal amount of new 6.00% Senior Secured Notes due 2028 (the “New Notes”) issued by the Company in a private transaction exempt from registration under the Securities Act of 1933, as amended, and (ii) a cash payment of $110,000,000. Interest on the New Notes is payable, at the Company’s election, in cash or by payment-in-kind by issuing additional notes in an aggregate principal amount equal to the relevant amount of interest paid in kind. The New Notes accrue interest at a rate of 6.00% per annum, payable semi-annually in arrears on June 30 and December 31 of each year, with the initial payment on June 30, 2025 and will mature on December 31, 2028. In July 2025, the Company made a cash payment of $1.6 million, which consisted of interest accrued from April 28, 2025 through June 30, 2025, and, in December 2025, the Company paid the interest in kind, which consisted of interest accrued from July 1, 2025 through December 31, 2025, increasing the principal amount by $4,650,000.

Pursuant to the Note Exchange Agreement, the Company and SB Northstar entered into a Board Observer Agreement, effective August 7, 2025 (the “Board Observer Agreement”), pursuant to which the Company agreed to provide such observer access to board meetings and certain information, subject to customary limitations. The observer agreed to keep all non-public information confidential and to use such information solely in connection with its investment in the Company. The Board Observer Agreement further provides that the Company may withhold information or exclude the observer from certain discussions where appropriate. SB Northstar is entitled observer rights under the Board Observer Agreement for so long as SB Northstar and affiliates of the SB Northstar continue to hold, in the aggregate, either (i) at least 25% of the initial aggregate principal amount of the New Notes or (ii) at least 12% of the sum of the outstanding shares of the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock, calculated on a fully diluted basis.

Loan Termination Agreement
As previously disclosed, Pre-Business Combination Better instituted a loan program in which certain senior employees were allowed to borrow funds in order to early exercise compensatory stock options prior to their scheduled vesting date in exchange for shares of restricted stock, subject to the same vesting schedule as applied to the original stock option grant.

In connection with this program, on January 25, 2021, Pre-Business Combination Better entered into a partial recourse promissory note with Sigurgeir Jonsson, our Chief Technology Officer, in connection with the early exercise of stock options. Pursuant to the terms of the partial recourse promissory note, Pre-Business Combination Better loaned $1,771,000 to Mr. Jonsson. The promissory note bore an annual compound interest rate of 0.52% per annum or, if higher, the applicable federal rate in effect on the effective date, compounded semi-annually, for the loan, and no principal or interest was paid on the note.

The Board determined that extinguishing the loan in exchange for the collateral was prudent and in the best interests of the Company, particularly in light of Mr. Jonsson’s designation as an executive officer and the application of restrictions under Section 402 of the Sarbanes-Oxley Act, and consistent with actions taken with respect to similarly situated executive officers in connection with the Closing. Accordingly, on March 12, 2026, Better entered into a personal loan termination agreement (the “Loan Termination Agreement”) with Mr. Jonsson to extinguish the outstanding loan, including accrued interest of $47,486,  to Mr. Jonsson in exchange for all of the shares of Class B Common Stock (21,396) collateralizing his promissory note, with an aggregate fair market value of approximately $854,342, at a fair market value of $39.94 per share, the closing stock price of our Class A Common Stock on March 11, 2026.  Pursuant to the Loan Termination Agreement, Better will reimburse Mr. Jonsson for the taxes incurred by him in connection with the Loan Termination Agreement.

Consulting Arrangements
On November 3, 2025, the Board granted 100,000 PSUs, with a grant date fair value of $3,512,250, to each of Harit Talwar, the Chairman of the Board, and Prabhu Narasimhan, a member of the Board, in connection with consulting arrangements with the Company, as described below. 50% of the PSUs will be earned upon the achievement of certain stock price goals, and 50% of the PSUs will be earned upon the achievement of certain Company revenue goals. In each case, (1) the performance goals must be achieved between October 1, 2025 and December 31, 2030, or will otherwise be forfeited for no consideration, and (2) 25% of PSUs will time vest on the 12-month anniversary of the grant date and the remaining balance of which will vest in equal quarterly installments over the following 36 months. Both the performance goals and time criteria must be achieved for the PSUs to fully vest, subject to the individual’s continued service.

Under his consulting arrangement, Mr. Talwar will advise on the strategic development and market positioning of the Tinman AI platform, with an emphasis on driving business development initiatives and supporting commercialization efforts. Under his consulting arrangement, Mr. Narasimhan will advise on, among other things, the Company’s development, integration and use of artificial intelligence.

Director and Officer Indemnification
Better has entered into customary indemnification agreements with each of its directors and executive officers, pursuant to which Better agrees to indemnify the directors and the executive officers to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service as a director or executive officers to Better, and to advance expenses incurred as a result of any proceeding against them in connection with their services in accordance with the terms of such agreements.

Other Related Party Transactions
Better has entered into a number of commercial agreements with related parties, which management believes provide Better Home & Finance with products or services that are beneficial to our commercial objectives. Often these products and services

Better Home & Finance Holding Company 2026 Proxy Statement	31

have been tailored to Better’s specific needs or are part of new pilot programs, both for Better’s and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.

TheNumber
BMC originally entered into a data analytics services agreement dated as of August 25, 2016 with TheNumber, LLC (“TheNumber”), an entity affiliated with Vishal Garg, our Chief Executive Officer and member of our Board, and 1/0 Holdco, LLC, of which Mr. Garg is the controlling member.

In September 2021, BMC and TheNumber entered into a technology integration and license agreement, pursuant to which TheNumber provides certain services to BMC, including lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. The parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by Better. In March 2026, the agreement was extended through April 2026. In connection with this agreement, Better paid expenses of approximately $0.9 million and $1.0 million for the years ended December 31, 2025 and 2024 respectively. The Company also incurred a payable of $0.1 million for each of the years ended December 31, 2025 and 2024.

Notable
In previous years, BMC entered into several agreements (herein referred to as the “Notable Agreements”) with Notable Finance LLC (“Notable”), an entity in which our Chief Executive Officer and 1/0 Real Estate, collectively hold a majority ownership interest. The Notable Agreements included products such as a consumer lending program, a non-revolving personal line of credit, and other financial products which were offered to borrowers of BMC. The Notable Agreements also included the ability for BMC to purchase up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for BMC’s customers.

During 2024, Better Mortgage decided to cease offering the products and services provided via the Notable Agreements.  As of December 31, 2025 and 2024, Better had $2.5 million and $4.2 million of unsecured home improvement loans purchased from Notable, which are included within mortgage loans held for sale, at fair value on the consolidated balance sheets. Notable is expected to continue to provide servicing for the loans purchased from Notable that remain on Better‘s balance sheet.

1/0 Capital LLC and Zethos Inc.
Better has relationships with 1/0 Capital LLC and Zethos Inc (doing business as “True Work”), companies affiliated with our Chief Executive Officer, which provide services to Better varying from data analytics to information technology support services.  For the year ended December 31, 2025 and 2024, Better recorded an amount of $76,600 and $112,761 paid or accrued, respectively, in relation to these services.

Statement of Policy Regarding Transactions with Related Parties
The Company has adopted a written Related Party Transactions Policy that governs transactions with related parties in conformity with applicable SEC and Nasdaq requirements (the "Related Party Transactions Policy"). The Related Party Transactions Policy requires that a “related person” (as defined under Item 404(a) of Regulation S-K) must notify the Company's General Counsel (or, if the related person is the General Counsel or his or her immediate family member, the CFO) prior to entering into any “related party transaction” (defined as any transaction in which (i) the Company is or will be a participant, (ii) the amount involved will or may reasonably be expected to exceed the lesser of $120,000 or 1% of the average of the Company's total assets at year-end for the prior two fiscal years and (iii) any related person has or will have a direct or indirect material interest) of the facts and circumstances with respect thereto. The Company's General Counsel, or CFO (if

32	Better Home & Finance Holding Company 2026 Proxy Statement

applicable), will then undertake an evaluation of the proposed transaction and, if such evaluation indicates that the proposed transaction would be a related party transaction and consequently requires approval by the Audit Committee, the General Counsel or CFO (if applicable) will report such proposed related party transaction and all relevant facts and circumstances to the Audit Committee for its consideration. No related party transaction may be entered into without the approval or ratification of the Audit Committee. The Related Party Transactions Policy provides that directors interested in a proposed related party transaction will not participate in any discussion or vote regarding approval, or ratification of approval, of such transaction.

Better Home & Finance Holding Company 2026 Proxy Statement	33

Proxy Procedures and Information About the Annual Meeting

Stockholders Entitled to Vote at the Annual Meeting
Our Board has established the record date for the 2026 Annual Meeting as April 15, 2026. Only holders of record of the Company’s Class A Common Stock and Class B Common Stock at the close of business on the record date are entitled to receive the Notice and vote at the 2026 Annual Meeting. As of the Record Date, the Company had 13,083,708 shares of Class A Common Stock and 4,347,549 shares of Class B Common Stock outstanding. Holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to three votes per share on all matters submitted to the stockholders for their vote or approval. Holders of Class C Common Stock are not entitled to voting rights with respect to such shares.

In addition, on April 15, 2026, the Company had 1,437,545 shares of Class C Common Stock outstanding, which is not entitled to vote on the proposals to be considered at the 2026 Annual Meeting, but is convertible into Class A Common Stock on a one-for-one basis at the option of the holder. Holders of record of the Company's Class C Common Stock are entitled to receive the Notice of the 2026 Annual Meeting.

Voting Procedures
If you are a holder of record of shares of Class A Common Stock or Class B Common Stock, you may vote as set forth in the Notice, or as follows:

•	Voting by Internet: You can vote over the Internet at on www.proxyvote.com by following the instructions on the Internet Notice or proxy card.

•	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

•	Voting by Mail: If you receive a paper copy of the proxy materials, you may vote your shares by completing, signing, dating and returning the proxy card included in the printed proxy materials.

•
Electronically at the Meeting: If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Your vote will be cast in accordance with the instructions authorized by Internet or telephone or included on a properly signed and dated proxy card, as applicable. We must receive your vote, either by Internet, telephone or proxy card, by 11:59 PM (Eastern Time) on Tuesday, June 9, 2026, the day before the 2026 Annual Meeting, for your vote to be counted

Votes Required to Approve Each Proposal
The Board recommends a vote “FOR” each of the director nominees and "FOR" proposal 2. Below is a summary of the vote required for each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Proposal	Vote Required	Abstentions	Broker Non-Votes
Election of Directors	Votes FOR a nominee must exceed votes AGAINST.	Not counted as votes cast. No impact on outcome.	Not counted as votes cast. No impact on outcome.
Ratification of Appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026	Votes FOR the proposal must exceed votes AGAINST.	Not counted as votes cast. No impact on outcome.	Not applicable for reason explained below.

Quorum
The presence, in person or by proxy, of the holders of a majority of the voting power of the shares issued and outstanding and entitled to vote at the 2026 Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), which are also applicable to Nasdaq-listed companies such as Better, brokers, banks and other securities intermediaries may use their discretion to vote “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. We understand that Proposal 1 is considered “non-routine” under NYSE rules such that a broker, bank or other agent may not vote shares on those proposals in the absence of voting instructions. Conversely, we understand that Proposal 2 is considered “routine” under NYSE rules such that a broker, bank or other agent may vote shares on those proposals in the absence of voting instructions. However, even with respect to routine matters, some brokers may choose not to exercise discretionary voting authority. As a result, we urge you to direct your broker, trustee or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

If you are a beneficial owner of shares held in "street name" by your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials from your broker, bank or other nominee rather than from us. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares will depend on the voting processes of the broker, bank or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction form and any other materials that you receive from that organization. If you hold your shares of Better’s Common Stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

If you submit a proxy without giving voting instructions, your shares will be voted in accordance with the Board’s recommendations on all matters presented in this proxy statement, and as the persons named as proxies in the proxy card may determine in their discretion with respect to any other matters properly presented at the 2026 Annual Meeting.

Revocation of Proxies
Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the 2026 Annual Meeting by delivering a signed revocation letter to Better Home & Finance Holding Company, 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007, Attention: Paula Tuffin. You may also revoke your proxy by submitting a new proxy dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you are attending virtually and have previously mailed your proxy card, you may revoke your proxy and vote virtually at the 2026 Annual Meeting. Your attendance at the 2026 Annual Meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote in person at the 2026 Annual Meeting, you should obtain a proxy to vote your shares from your broker.

Solicitation of Proxies
Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and Better will pay the solicitation costs on behalf of the Company. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Better will reimburse those record holders for their reasonable expenses on behalf of the Company.

Broadridge Financial Solutions, Inc. has been retained by the Company to facilitate the distribution of proxy materials at a customary fee plus distribution costs and other costs and expenses.

Availability of Annual Report on Form 10-K
A copy of Better’s 2025 Annual Report on Form 10-K for the year ended December 31, 2025, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 15, 2026 without charge upon written request addressed to: Better Home & Finance Holding Company, 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our 2025 Annual Report at www.proxyvote.com. You also may access our 2025 Annual Report at investors.better.com

Other Business
Our Board is not aware of any other matters to be presented at the 2026 Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

Stockholder Communications with the Board
Stockholders and other interested parties who wish to contact our directors may send written correspondence to Better Home & Finance Holding Company, 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007, Attention: Secretary. Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the Secretary and then distributed, as appropriate, either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed.

Director Nominations
Directors may be nominated by the Board or by stockholders of the Company in accordance with the Bylaws. The Corporate Governance and Nominations Committee recommends to the Board criteria for Board membership, which includes the criteria in our Corporate Governance Guidelines, and when requested by the Board, recommends individuals for membership on the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Nominees for director are selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge, specific experience with technology, accounting, finance, leadership, strategic planning, international markets, independence, judgment, integrity, diversity of backgrounds, the absence of potential conflicts with our interests and such other criteria as may be established by the Board from time to time.

36	Better Home & Finance Holding Company 2026 Proxy Statement

In addition, the Board considers, in light of our business, each director nominee's experience, qualifications, attributes and skills that are identified in the biographical information contained in "Proposal 1 - Election of Directors."

To nominate a person to serve on the Board, a stockholder should write to Better Home & Finance Holding Company, 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007, Attention: Secretary. Director nominations must be delivered to the Secretary in accordance with the Bylaws. This generally means the nomination must be delivered not later than the ninetieth (90th) day nor earlier than the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the preceding year’s annual meeting, the notice must be delivered not earlier than the one hundred and twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information set forth in the Bylaws. The Compensation, Corporate Governance and Nominations Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors.

Proposals for 2027 Annual Meeting of Stockholders
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our principal executive offices in writing not later than December 31, 2026.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2027 Annual Meeting by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the General Counsel, Chief Compliance Officer and Secretary of the Company containing certain information specified in the Bylaws and who was a stockholder of record at the time such notice was given. To be timely for our 2027 Annual Meeting, such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than February 10, 2027, and no later than March 12, 2027. In the event the date of the 2027 Annual Meeting is held more than 30 days before or more than 60 days after June 10, 2027, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of such annual meeting or (ii) the 10th day following the day on which a public announcement of the date of such annual meeting is first made by us.

Our Bylaws require that stockholder recommendations for nominees to the Board must include, among other things, the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in solicitations or proxies for election of directors in an election contest and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected. Stockholders who intend to submit nominations to the Board must comply with all provisions of our Bylaws and provide timely written notice thereof.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, with such notice being postmarked or transmitted electronically to Paula Tuffin, General Counsel, Chief Compliance Officer and Secretary of the Company at Better Home & Finance Holding Company, 1 World Trade Center, 285 Fulton Street, 80th Floor Suite A, New York, New York 10007 no later than April 12, 2027, or, if we change the date of the 2027 Annual Meeting by more than thirty days from the anniversary of the 2026 Annual Meeting, then no later than sixty days prior to the 2027 Annual Meeting or, if later, the tenth day following the day on which public announcement of the meeting date is made. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

Better Home & Finance Holding Company 2026 Proxy Statement	37

Multiple Stockholders Sharing the Same Address
If a stockholder shares an address with one or more other Better stockholders, the stockholder may have received only a single copy of the 2025 Annual Report, proxy statement or Notice for the stockholder's entire household. This practice, known as “householding,” is intended to reduce printing and mailing costs.

Registered stockholders who prefer to receive a separate annual report, proxy statement or Notice this year or in the future, or who receive multiple copies at their address and would like to enroll in “householding” and receive a single copy, should contact Computershare at 800-736-3001. Written requests may be sent to Computershare Trust Company, N.A. by mail to P.O. Box 43006, Providence, RI 02940-3006 or by courier delivery to 150 Royall Street, Suite 101, Canton, MA 02021. Stockholders who are beneficial owners should contact their bank, brokerage firm or other intermediary to make such a request. There is no charge for separate copies.

By order of the Board, General Counsel, Chief Compliance Officer and Secretary

New York, New York
April 30, 2026

38	Better Home & Finance Holding Company 2026 Proxy Statement

Better

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BETR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95484-P47261 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BETTER HOME & FINANCE HOLDING COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Harit Talwar	☐	☐	☐
1b. Vishal Garg	☐	☐	☐
1c. David Barse	☐	☐	☐
1d. Michael Farello	☐	☐	☐
1e. Hugh R. Frater	☐	☐	☐
1f. Arnaud Massenet	☐	☐	☐
1g. Bhaskar Menon	☐	☐	☐
1h. Prabhu Narasimhan	☐	☐	☐

NOTE: Stockholders will also transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR the election of all nominees for the Board of Directors listed in Item 1 and FOR Item 2.** If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V95485-P47261

BETTER HOME & FINANCE HOLDING COMPANY
ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2026 12:00 PM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF BETTER HOME & FINANCE HOLDING COMPANY

The undersigned stockholder(s) hereby appoint(s) Loveen Advani and Paula Tuffin, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BETTER HOME & FINANCE HOLDING COMPANY that the undersigned stockholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 12:00 p.m., Eastern Time, on Wednesday, June 10, 2026, virtually at www.virtualshareholdermeeting.com/BETR2026, and any continuation, postponement or adjournment thereof (the "Meeting"), with all powers which the undersigned would possess if present at the Meeting.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and (y) on such other business as may properly be brought before the Meeting or any continuation, postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AS INDICATED ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side